Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 24th day of November 2004, between 1st Centennial Bancorp (“1st Centennial”), 1st Centennial Bank (the “Bank”), both having a principal place of business at 218 East State Street, Redlands, California 92373 (collectively referred to herein as the “Company” unless the context otherwise requires), and Beth Sanders (“Executive”), whose residence address is 11177 Opal Avenue, Redlands, California 92374.

W I T N E S S E T H

WHEREAS, the Company desires to continue to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business;

WHEREAS, the parties hereto desire to specify the terms controlling Executive’s employment by the Company;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, it is agreed that from and after December 1, 2004 (the “Effective Date”), the following terms and conditions shall apply to Executive’s said employment:

A.	TERM OF EMPLOYMENT

The Company hereby employs Executive and Executive hereby accepts employment with the Company for the period of three (3) years (the “Term”) commencing with the Effective Date, subject, however, to prior termination of this Agreement as hereinafter provided. Where used herein, “Term” shall refer to the entire period of employment of Executive by the Company hereunder, whether for the period provided above, or whether extended or terminated earlier as hereinafter provided. If either party to this Agreement does not desire for the Agreement to be renewed at the end of the Term, such party shall so notify the other party not less than three (3) months prior to the expiration of the Term. If no notice is given and the parties fail to take any affirmative action to enter into a new employment agreement, this Agreement shall continue in full force and effect for an additional year.

B.	DUTIES OF EXECUTIVE

1. Duties. Executive shall perform the duties of Executive Vice President and Chief Financial Officer of 1st Centennial and the Bank, subject to the powers by law vested in the Boards of Directors of 1st Centennial and the Bank and in 1st Centennial’s shareholders. During the Term, Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Articles of Incorporation, Bylaws and internal written policies of 1st Centennial and the Bank.

2. Conflicts of Interest. Except as permitted by the prior written consent of the Company’s Board of Directors, Executive shall devote Executive’s entire productive time, ability and attention to the business of the Company during the Term and Executive shall not directly or indirectly render any services of a business, commercial or professional nature, to any other person, firm or corporation, whether for compensation or otherwise, which are in conflict with the Company’s interests. Notwithstanding the foregoing, Executive may make investments of a passive nature in any business or venture, provided however, that neither such business or venture is in competition, directly or indirectly, in any manner with the Company.

C.	COMPENSATION

1. Salary. For Executive’s services hereunder, the Company shall pay or cause to be paid as annual base salary to Executive the sum of One Hundred Thirty-Six Thousand Dollars ($136,000) for each year of the Term. Said salary shall be payable in equal installments in conformity with the Company’s normal payroll period. Annual adjustments after the first year of the Term may be made in the discretion of the Board of Directors.

2. Bonuses. Executive shall receive such bonuses as the Board of Directors, in its sole discretion, shall determine.

3. Other. Executive and the Company are also parties to a Salary Continuation Agreement dated December 1, 2001.

D.	EXECUTIVE BENEFITS

1. Vacation. Executive shall be entitled to a four (4) week vacation during each year of the Term; provided, however, that for each year of the Term, Executive is required to and shall take at least two (2) weeks of said vacation (the “Mandatory Vacation”), which shall be taken consecutively. Executive is encouraged to use all accrued vacation benefits and will be expected to take vacation in the year it is earned. Vacation benefits shall not accrue above one hundred sixty (160) hours at any time. The Board of Directors, in its discretion, may waive the provision with respect to unused vacation time.

2. Group Medical and Life Insurance Benefits. The Company shall provide for Executive, at the Company’s expense, group health and life insurance benefits in accordance with the Company’s Personnel Policy as in effect from time to time. Said coverage shall be in existence or shall take effect as of the Effective Date hereof and shall continue throughout the Term. Provision of the insurance is subject to Executive’s passing the necessary physical examinations for qualification, if any.

3. Automobile. The Company shall provide Executive, for Executive’s sole use, a suitable full-sized Company-owned automobile, which automobile shall at no time be older than three (3) years. The specific make and model of such automobile shall be determined by mutual agreement, but the purchase price shall not exceed Forty Thousand Dollars ($40,000). The Company shall pay all operating expenses of any nature whatsoever with regard to such automobile, provided Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of the Company and not as deductible compensation to Executive. The Company shall also procure and maintain in force an automobile liability insurance policy on such automobile, containing all reasonable and necessary coverage.

E.	REIMBURSEMENT FOR BUSINESS EXPENSES

Executive shall be entitled to reimbursement by the Company for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Company during the Term, which types of expenditures shall be determined by the Board of Directors, provided that:

(a) Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Company as a business expense and not as deductible compensation to Executive; and

(b) Executive furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such expenditures as deductible business expenses of the Company and not as deductible compensation to Executive.

F.	TERMINATION

1. Termination for Cause. The Company may terminate this Agreement at any time by action of the Board of Directors, if Executive fails to perform or habitually neglects the duties which she is required to perform hereunder, if Executive engages in illegal activity which materially adversely affects the Company’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as reasonably determined by the Board of Directors in good faith, or if Executive commits any act which would cause termination of coverage under the Bank’s Bankers’ Blanket Bond as to Executive (as distinguished from termination of coverage as to the Bank as a whole). In the event the Company terminates this Agreement for cause as provided herein, Executive shall not be eligible for any severance benefits otherwise contemplated by this Agreement. Such termination shall not prejudice any remedy which the Company may have at law, in equity, or under this Agreement.

2. Death or Disability. In the event of Executive’s death or if Executive is found to be physically or mentally disabled (as hereinafter defined) by the Board of Directors in good faith, this Agreement shall terminate without any further liability or obligation by the Company to Executive.

For purposes of this Agreement only, physical or mental disability shall be defined as Executive being unable to fully perform under this Agreement for a continuous period of ninety (90) days or a cumulative period of one-hundred eighty (180) days in any calendar year. If there should be a dispute between the Company and Executive as to Executive’s physical or mental disability for purposes of this Agreement, the question shall be settled by the opinion of an impartial reputable physician or psychiatrist agreed upon by the parties or their representatives, or if the parties cannot agree within ten (10) days after a request for designation of such party, then by a physician or psychiatrist designated by the San Bernardino County

Medical Association. The certification of such physician or psychiatrist as to the question in dispute shall be final and binding upon the parties hereto.

In the event of such disability, in lieu of any payments otherwise due under this Agreement, the Company will provide salary continuation for one hundred eighty (180) days, less accrued sick leave. Accrued sick leave is to be utilized until exhausted prior to salary continuation provided herein.

3. Action by Supervisory Authority. If the Bank is closed by or taken over by the California Department of Financial Institutions or other supervisory authority, including the Federal Deposit Insurance Corporation, such bank supervisory authority may immediately terminate this Agreement without further liability or obligation by the Company to Executive.

4. Merger or Other Corporate Reorganization. In the event of: (i) a merger where either the Bank or 1st Centennial fails to be the surviving corporation, (ii) a transfer of all or substantially all of the assets of the Bank or 1st Centennial, or (iii) any acquisition, consolidation or other corporate reorganization where there is a change in ownership of at least twenty-five percent (25%) of 1st Centennial’s stock except as may result from (i) a transfer of shares to another corporation in exchange for at least eighty percent (80%) control of that corporation, or (ii) the issuance of additional shares of stock by 1st Centennial in a public stock offering or similar transaction, (collectively, a “change in control”), this Agreement shall not be terminated, and the surviving entity shall be bound by all of the provisions of the Agreement. If in connection with or within one (1) year following the effective date of such “change in control,” Executive’s employment is terminated without cause or “constructively terminated” (as defined below), Executive (or her estate, representative or administrators) shall be entitled to receive from the Company or its successor entity, as the case may be, a lump sum payment in an amount equal to twelve (12) months’ then base salary at the time of such termination. Such payment shall be in lieu of any other payments otherwise due under this Agreement, and this Agreement shall thereupon be terminated and be of no further force or effect. For purposes of this Agreement, “constructive termination” shall include: (i) any decrease in salary or benefits below those in effect for Executive immediately prior to the change in control, or (ii) any relocation of Executive to a location more than twenty-five (25) miles from that of her principal place of business immediately prior to the change in control.

Notwithstanding the preceding paragraph, if the Bank and/or 1st Centennial is not the surviving entity in any transaction contemplated above and said transaction is in any manner the result of any suggestion or order of the Department of Financial Institutions, the Federal Reserve Board or the FDIC, then, in such event, this Agreement shall terminate immediately upon the consummation of such transaction and Executive agrees that all rights, duties and obligations and benefits herein conferred shall thereupon terminate and that Executive shall be entitled to no further compensation or benefits from the Bank and/or 1st Centennial other than as required by applicable law. In addition, neither the Bank nor 1st Centennial shall be required to make any payments under this paragraph which may be prohibited by law.

5. Termination Without Cause. Notwithstanding anything to the contrary contained herein, it is agreed by the parties hereto that the Company may at any time and for any reason terminate this Agreement and Executive’s employment by the Company by action of the Board of Directors. Such termination shall be effective immediately upon the giving of notice to Executive from the Company, and all benefits provided by the Company hereunder to Executive shall thereupon cease, except as provided in this paragraph. Notwithstanding the foregoing, it is agreed that in the event of such termination, Executive shall continue to be paid Executive’s base salary for a period of twelve (12) months immediately following the effective date of Executive’s termination. Such payments shall be payable to Executive in accordance with the normal method of payment as specified in this Agreement and shall be reduced by the amount of any payments received by Executive from other employment. In addition, the insurance benefits provided to Executive hereunder shall be continued if permissible for a period of ninety (90) days after termination. If for any reason such coverage is not permissible, the Company shall instead reimburse Executive for comparable COBRA health insurance continuation coverage, not to exceed the amount per month which the Company was paying on Executive’s behalf as of the date of termination, provided that the total number of days of coverage by the Company and/or reimbursement for COBRA coverage combined shall not exceed ninety (90) days. Such action shall not be construed as a breach of this Agreement, and the payment of such sums shall constitute full and complete performance by the Company (or any successor-in-interest) of its obligations hereunder. Notwithstanding any provision to the contrary in this Paragraph F.5, no severance benefits shall be payable to Executive hereunder if Executive’s employment is terminated for any of the reasons delineated in Paragraph F.1 hereof.

6. Effect of Termination. In the event of the termination of this Agreement for any reason (except as provided herein), Executive shall be entitled to the salary earned by Executive prior to the date of termination as provided for in this Agreement (except that Executive shall not be entitled to any bonus in the event her employment is terminated for cause as provided in Paragraph F.1 above or in the event Executive voluntarily resigns), computed pro rata up to and including that date; but Executive shall be entitled to no further compensation for services rendered after the date of termination, except as provided in Paragraph F.4 or Paragraph F.5 above. Notwithstanding the foregoing, however, in the event this Agreement is terminated due to non-renewal in accordance with Paragraph A hereof or due to termination without cause pursuant to Paragraph F.4 hereof, Executive shall be entitled to the pro rata portion of her bonus earned for the partial year in question, to be paid as soon as practicable after completion of the audit of the Company’s financial statements for that year.

7. Golden Parachute Limitation. Severance compensation under Paragraph F.4 or F.5 hereof will be reduced as provided below to avoid the penalties imposed on “parachute payments” under the Internal Revenue Code of 1986 (the “Code”).

(a) If the present value of all Executive’s severance compensation provided by the Company under Paragraph F.4 or F.5 hereof and outside this Agreement is high enough to cause any such payment to be a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then one or more of such payments will be reduced by the minimum amount required to prevent the severance compensation under this Agreement from being a “parachute payment.”

(b) Executive may direct the Company regarding the order of reducing severance compensation and other payments from the Company to comply with this Paragraph F.7.

G.	GENERAL PROVISIONS

1. Trade Secrets. During the Term, Executive will have access to and will become acquainted with what Executive and the Company acknowledge are trade secrets, to wit, knowledge or data concerning the Company, including its operations and methods of doing business, and the identity of customers of the Company, including knowledge of their financial condition and their financial needs. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive’s employment with the Company.

2. Indemnification. To the extent permitted by law, applicable statutes and the Bylaws or resolutions of the Bank or the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted misfeasance or non-feasance in the performance of Executive’s duties or out of any actual or asserted wrongful act against, or by, the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom. However, the Company shall have no duty to indemnify Executive with respect to any claim, issue or matter as to which Executive has been adjudged to be liable to the Company in the performance of her duties, unless and only to the extent that the court in which such action was brought shall determine upon application that, in view of all of the circumstances of the case, Executive is fairly and reasonably entitled to indemnification for the expenses which such court shall determine. The Company shall endeavor to keep in force Directors and Officers Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities. The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

3. Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during the Term are solely the property of the Company, and that Executive has no right, title or interest therein. Upon termination of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Company in good condition.

4. Arbitration. In the event of a breach or dispute pertaining to or arising from this Agreement, the parties hereto agree that any such dispute between the parties arising out of any section of this Agreement will, on the written notice of one party served on the other, be submitted to binding arbitration governed by the laws, rules, regulations and ordinances applicable in San Bernardino County, State of California. In such event, each of the parties will appoint one person as an arbitrator to hear and determine the dispute and if they are unable to agree, then the two arbitrators so chosen will select a third impartial arbitrator whose decision will be final and conclusive upon the parties. A material or anticipatory breach of any section of this Agreement shall not release either party from the obligations of this Paragraph G.4.

5. Notices. All notices, demands or other communications hereunder shall be in writing and shall be delivered in person (professional courier acceptable); or by United States mail, certified or registered, postage prepaid, with return receipt requested; or by facsimile transmission; or otherwise actually delivered, to the addresses for the parties appearing at the inception of this Agreement. The persons or addresses to which mailings or deliveries shall be made may change from time to time by notice given pursuant to the provisions of this Paragraph G.5. Any notice, demand or other communication given pursuant to this Agreement shall be deemed to have been given on the date actually delivered, if delivered in person, three days following the date mailed, if delivered by U.S. mail, or upon written confirmation of transmission, if delivered by facsimile.

6. Review by Counsel. Executive represents and warrants to the Company that she has had this Agreement reviewed by independent legal counsel of her choice, or if she has not, that she has had the opportunity to do so, and hereby waives any claim, objection or defense on the grounds that this Agreement has not been reviewed by legal counsel of her choice.

7. California Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

8. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

9. Invalid Provisions. Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

10. Entire Agreement. This Agreement contains the entire agreement of the parties. It supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company with the exception of the salary continuation agreement referred to herein and such stock option agreements as the Company and Executive may enter into from time to time. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by 1st Centennial, the Bank and Executive.

11. Receipt of Agreement. The parties hereto acknowledge that they have read this Agreement in its entirety and further acknowledge receipt of a fully executed copy thereof. A fully executed copy shall be an original for all purposes, and is a duplicate original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

1ST CENTENNIAL BANCORP

By:	/s/ Patrick J. Meyer
Patrick J. Meyer
Chairman of the Board

1ST CENTENNIAL BANK

By:	/s/ Patrick J. Meyer
Patrick J. Meyer
Chairman of the Board

/s/ Beth Sanders
Beth Sanders
(“Executive”)